United States

Securities And Exchange Commission

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 21, 2009

Dover Motorsports, Inc.

(Exact name of registrant as specified in its charter)

Commission File Number 1-11929

Delaware	51-0357525
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1131 N. DuPont Highway Dover, Delaware	19901
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (302) 883-6500

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

We reported in our Quarterly Report on Form 10-Q dated August 10, 2009 that, based on our projected future results, our ability to maintain compliance with the financial covenants in our revolving credit facility would likely have been impacted in the third quarter of 2009.

Effective as of August 21, 2009, we amended our credit agreement with PNC Bank, National Association to revise certain financial covenants to levels that we believe we will be able to maintain compliance with for at least the next twelve months. The agreement is structured so that we and all of our subsidiaries are co-borrowers. Among other things, the agreement as amended has higher interest rates, prohibits the payment of dividends by us, provides for a grant to the lenders of security interests and liens in substantially all of the borrowers real and personal property under certain circumstances, and provides for certain mandatory reductions in the total available borrowings.

Interest is based, at our option, upon LIBOR plus 350 basis points or the adjusted base rate. The base rate is the greater of the prime rate or the federal funds rate plus 50 basis points or the daily LIBOR rate plus 100 basis points. The adjusted base rate is the greater of 3.75% per annum or the base rate plus 250 basis points. The base rate option is not available for the portion of indebtedness equal to the notional amount under the interest rate swap agreement described in our Form 10-Q.

A copy of the amendment is attached hereto as Exhibit 10.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

10.1	Amendment No. 11 to the Credit Agreement between Dover Motorsports, Inc., Dover International Speedway, Inc., Gateway International Motorsports Corporation, Memphis International Motorsports Corporation, Nashville Speedway, USA, Inc., and Midwest Racing, Inc. and PNC Bank, National Association, as agent, dated as of August 21, 2009.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dover Motorsports, Inc.

/s/ Denis McGlynn
Denis McGlynn
President and Chief Executive Officer

Dated: August 21, 2009

EXHIBIT INDEX

Exhibit Number	Description
10.1	Amendment No. 11 to the Credit Agreement between Dover Motorsports, Inc., Dover International Speedway, Inc., Gateway International Motorsports Corporation, Memphis International Motorsports Corporation, Nashville Speedway, USA, Inc., and Midwest Racing, Inc. and PNC Bank, National Association, as agent, dated as of August 21, 2009.